Airspan Completes Optimization of Yozan’s Tokyo WiMAX
Network, and Announces Revised Contract for Equipment Supply

BOCA RATON, Fla. -  September 21, 2006 —  Airspan Networks Inc (NASDAQ - AIRN) today announced that it has successfully completed the network optimization program with Yozan Inc of Japan.

The network optimization, which was undertaken by Airspan during July and extensively tested during August, demonstrated that the Yozan network delivers better than 99.9% service availability over Yozan’s direct WiMAX and its “Bitstand Wi-Fi” service platforms. The optimization has reconfirmed that Airspan’s software defined radio (SDR) Base Station supports both fixed WiMAX connectivity to EasySTs installed in Yozan subscriber premises and nomadic Wi-Fi connectivity to end-users in Tokyo over the combined Wi-Fi/WiMAX outdoor ProST-WiFi subscriber terminals.

In a Memorandum of Understanding (MOU) signed on September 8, 2006, the companies have agreed that the amount of the original supply contract will be reduced from $42.9 million to approximately $28 million.  The MOU requires delivery of 2,000 MicroMAX-SDR Base Stations and 20,000 subscriber terminals, but the final composition of products to be delivered may change under the agreement.  The parties have agreed to use reasonable efforts to complete deliveries by the end of 2006, but accept that reasonable delays may occur in the delivery schedule. The new equipment will be deployed in Tokyo, Osaka, Nagoya and Kyoto.

Included in the revised contract total is $2.7 million for equipment and services delivered earlier in the year, which has now been accepted by Yozan and is scheduled for payment in September. The remaining $8.5 million of equipment contracted for is subject to revised payment terms, including payment by Yozan 45 days after equipment acceptance.  Scheduling of future deliveries is still under discussion.

Yozan has also agreed with Airspan to enter into two, yet to be finalized agreements for:

* additional network optimization services, including network radio planning, site identification, equipment installation commissioning, to assist in Yozan’s timely rollout of new base station infrastructure in the next six months; and

* maintenance of the purchased system and software and hardware upgrades.

"We are very pleased with the performance of the network, and will now move rapidly and methodically to deploy our Base Station infrastructure in focused areas of demand, to extend the footprint of our commercial services," said Mr Kiyoshi Ohata, President of Yozan.

Commenting on this milestone, Eric Stonestrom, CEO of Airspan Networks, said: “We are very pleased with the results of our joint network optimization efforts with Yozan, and it remains one of our most important customers. Yozan’s network is designed to be upgraded to 802.16e and will in time support Mobile WiMAX at 4.9GHz. Our Yozan-sponsored project to develop a tri-band 16eUSB device remains on track, and we plan introduce this revolutionary device in the second half of 2007.”

About Airspan Networks Inc.

Airspan Networks provides fixed and mobile wireless voice and data systems and solutions, including Voice Over IP (VoIP).  Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the 802.11 a/b/g and the WiMAX 802.16-2004 standard, including software upgradeability to Mobile WiMAX (the 802.16e-2005 standard).  Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance.  The Company has deployments with more than 350 operators in more than 100 countries. Airspan’s wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan’s new AS.TONE VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP.  AS.Tone’s design provides customers; carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements.  These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) the potential loss of Axtel or Yozan as one of our largest customers; (vi) disruption to our operations in Israel, including the absence of employees due to required military service caused by political and military tensions in Israel and the Middle East; (vii) our potential inability to locate and secure additional sources of capital at the time and in the amount needed; and (viii) the risk that Yozan will materially delay or seek to cancel equipment orders. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 31 December, 2005 and its Form 10-Q for the quarters ended April 2, 2006 and July 2, 2006.  You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release.  We do not assume any obligation to update any forward-looking statements.

For Investment and Media Inquiries, contact:
Airspan Networks
Peter Aronstam
Senior Vice President & Chief Financial Officer
Airspan Networks, Inc.
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com